Exhibit — (e)(5)
AMENDMENT NO. 4 TO
DISTRIBUTION AGREEMENT
THIS AMENDMENT NO. 4 TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of October 1, 2011 (the “Amendment Effective Date”), by and between Schwab Strategic Trust (“Company”) and SEI Investments Distribution Co. (“SIDCO”).
WHEREAS:
1.	The Company and SIDCO entered into a Distribution Agreement, dated as of October 12, 2009 (the “Distribution Agreement”), pursuant to which, among other things, SIDCO agreed to act as the Distributor with respect to issuance and distribution of Creation Units of each Fund; and

2.	The parties hereto desire to further amend the Distribution Agreement on the terms and subject to the conditions provided herein.
NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Schedule A of the Services Agreement is hereby amended to add the following ETFs to the current List of Funds of the Trust:

Schwab U.S. Dividend Equity ETF

A new Schedule A listing each of the ETFs subject to the Distribution Agreement as of the date of this Amendment is hereby attached to this Amendment.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

3.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

4.	Entire Agreement. The Agreement as modified by this Amendment constitutes the entire agreement among the parties with respect to the subject matter contained herein and therein and may only be amended by a writing executed by all parties.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

SCHWAB STRATEGIC TRUST		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ George Pereira	By:	/s/ Maxine J. Chou
Name:	George Pereira	Name:	Maxine J. Chou
Title:	Treasurer and Principal Financial Officer	Title:	CFO & COO

SCHEDULE A
LIST OF FUNDS
     Schwab U.S. Large-Cap ETF
     Schwab U.S. Large-Cap Value ETF
     Schwab U.S. Large-Cap Growth ETF
     Schwab U.S. Small-Cap ETF
     Schwab International Small-Cap Equity ETF
     Schwab International Equity ETF
     Schwab Emerging Markets Equity ETF
     Schwab U.S. Broad Markets ETF
     Schwab U.S. TIPS ETF
     Schwab Short-Term U.S. Treasury ETF
     Schwab Intermediate-Term U.S. Treasury ETF
     Schwab U.S. REIT ETF
     Schwab U.S. Mid-Cap ETF
     Schwab U.S. Aggregate Bond ETF
     Schwab U.S. Dividend Equity ETF